Exhibit 99.1

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AmerisourceBergen Splits Stock Two-for-One And
Plans to Increase Its Quarterly Dividend 20 percent
VALLEY FORGE, Pa. May 19, 2009 —The Board of Directors of AmerisourceBergen Corporation (NYSE: ABC) today announced a two-for-one stock split of the Company’s outstanding shares of common stock. The Board also plans to increase the quarterly dividend by 20 percent to $0.06 per common share on a post-split basis beginning with the third fiscal quarter of 2009.
R. David Yost, AmerisourceBergen President and Chief Executive Officer, said, “The two-for-one stock split and the planned 20 percent quarterly dividend increase reflect our continued confidence in our performance and our disciplined use of cash to deliver long-term value to our shareholders.”
The split will be in the form of a stock dividend, whereby each stockholder will receive one additional share for each share owned. The new shares will be distributed June 15, 2009 to stockholders of record at the close of business on May 29, 2009. The Company currently has approximately 150.8 million shares of common stock outstanding. After the split, the Company expects to have approximately 301.5 million shares outstanding, excluding any share repurchase or option exercise activity between now and the split date.
AmerisourceBergen reaffirmed its fiscal year 2009 expectations for diluted earnings per share from continuing operations in the range of $3.18 to $3.30, or $1.59 to $1.65 on a post-split basis, over the $2.89, or $1.44 on a split-adjusted basis, in fiscal year 2008. The Company also reaffirmed the assumptions supporting the fiscal 2009 diluted earnings per share from continuing operations range: revenue growth of between 1 percent and 3 percent; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. Also unchanged is the expected repurchase of approximately $350 million of AmerisourceBergen common shares in fiscal 2009.

About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #26 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain adequate liquidity and financing sources; continued volatility and further deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.
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